SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
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STEINER LEISURE LIMITED

May 9, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on Thursday, June 16, 2005, at 1:00 p.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely, /s/ Clive E. Warshaw Clive E. Warshaw Chairman of the Board

STEINER LEISURE LIMITED
_____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 16, 2005
_____________________________

To the Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on June 16, 2005, at 1:00 p.m. local time for the following purposes:

    To elect three Class III directors to serve for terms of three years;

    To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2005; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 22, 2005 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

By Order of the Board of Directors
Robert C. Boehm Secretary

May 9, 2005

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 16, 2005 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
Nassau, The Bahamas
_____________________________

PROXY STATEMENT
____________________________

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Thursday, June 16, 2005, at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida at 1:00 p.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 22, 2005 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 18,015,907 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the three nominees named in the proxy to serve until the 2008 annual meeting of shareholders and "for" ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2005 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to Company shareholders on or about May 9, 2005.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class III directors. Approval of Proposal Two requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and be represented at the Annual Meeting in person or by proxy. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposal Two, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL 1 - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class III directors are to be elected at the Annual Meeting, the Class I directors are to be elected at the 2006 annual meeting of shareholders and the Class II directors are to be elected at the 2007 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned or otherwise left office.

The board has determined that four directors, Messrs. Finkelstein, Harris, Mariner and Preston, are independent directors as defined by the National Association of Securities Dealers' listing standards

At the Annual Meeting, the Class III directors are to be elected to the board to serve until the 2008 annual meeting of shareholders. The nominees for election as Class III directors at the Annual Meeting are Leonard I. Fluxman, Michèle Steiner Warshaw and Steven J. Preston, who are presently directors of the Company.

Each of the nominees was nominated by the board based on the recommendation of the independent directors. If any of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as directors.

If Mr. Preston, the sole independent director standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board would, as soon as practicable, appoint an additional independent director to serve until the 2006 annual meeting of shareholders so that the Company would be in compliance with the Nasdaq Stock Market's requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class III Directors Holding Office Until 2005
Leonard I. Fluxman	47	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	59	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	53	Director	1997

Class I Directors Holding Office Until 2006
Clive E. Warshaw	63	Chairman of the Board	1995
David S. Harris	45	Director	2004

Class II Directors Holding Office Until 2007
Charles D. Finkelstein	53	Director	1997
Jonathan D. Mariner	50	Director	1997

Leonard Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"). Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with one of the Company's predecessors, Steiner Group Limited, subsequently known, prior to its dissolution, as STGR Limited ("Steiner Group"), including assisting in the design and development of shipboard facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and since April 2003 he has been involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 to December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined Steiner Group in 1982 and served as the senior officer of the

Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

David S. Harris has served as a director of the Company since June 2004. He has served as a Managing Director at Tri-Artisan Partners, LLC, a private merchant banking firm engaged in investment banking and principal investment activities, since November 2004, and has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC ("ING"). The investment banking operations of ING were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation. Mr. Harris is a resident of the United States.

Charles D. Finkelstein has served as a director of the Company since February 1997. Since January 2001, he has served as President of Faber Coe & Gregg, Inc., which operates shops offering gifts, sundries and newspapers and other publications in airports, train stations, hotels and other venues in various parts of the United States. Since 1985, Mr. Finkelstein has served as general counsel, secretary and a director of that company. Mr. Finkelstein is a resident of the United States.

Jonathan D. Mariner has served as a director of the Company since February 1997. Since January 2004, he has served as Executive Vice President and Chief Financial Officer of Major League Baseball ("MLB"). From March 2002 until January 2004, Mr. Mariner served as Senior Vice President and Chief Financial Officer of MLB. From October 2000 until March 2002, he served as Chief Operating Officer of Charter Schools, USA, Inc. From November 1999 until September 2000, he served as Executive Vice President and Chief Financial Officer of the Florida Marlins Major League Baseball Club. He had been Vice President and Chief Financial Officer, and Senior Vice President and Chief Financial Officer of the Marlins from January 1999, and February 1992, respectively. From February 1989 until February 1992, Mr. Mariner served as Vice President, Finance and Administration, for the Greater Miami Convention and Visitors Bureau. Mr. Mariner is also a director of BankAtlantic Bancorp, Inc., and PHH Corp., a company involved in mortgage servicing and fleet leasing. Mr. Mariner is a resident of the United States.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Leonard I. Fluxman, Michèle Steiner Warshaw and Steven J. Preston as the Class III Directors.

Meetings and Committees of the Board of Directors

The Company's board of directors met eight times in 2004.

The board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a nominating committee or any committee performing similar functions. The board has adopted the procedures described below with respect to the consideration and nomination of candidates to serve on the board. Both the Audit Committee and the Compensation Committee consist solely of independent directors, Messrs. Harris, Mariner and Preston. Mr. Preston serves as Chairman of the Audit Committee and Mr. Mariner serves as Chairman of the Compensation Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC")

filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below under "Audit Committee Report." The Audit Committee met five times during 2004.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. It is also responsible for administering the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "1996 Option Plan") and 2004 Equity Incentive Plan (the "Equity Plan"). The Compensation Committee met three times during 2004.

In 2004, each of the board members attended more than 75 percent of all of the board meetings and meetings of the committees of which such director was a member.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2004 annual meeting, all of the board members were in attendance.

Shareholder Communications With the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Company does not have a separate board committee that is responsible for the identification of qualified candidates for nomination to the board of directors. However, the board has adopted a set of procedures to be followed by the independent directors in connection with nominations to the board (the "Nominating Procedures"). The directors who consider nominees for election to the board are Messrs. Finkelstein, Harris, Mariner and Preston. The board has determined that each of these persons is an independent director as defined by the National Association of Securities Dealers' listing standards. A copy of the Nominating Procedures can be found on the Company's website at www.steinerleisure.com.

The board of directors believes that because the nominating process involves consideration of candidates by the independent directors based on the guidelines set forth in the Nominating Procedures, there is no need for the establishment of a separate nominating committee.

Under the Nominating Procedures, the independent directors will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The independent directors review each candidate's biographical information, meet with each candidate and assess each candidate's independence, skills and expertise based on a number of factors, including the following criteria summarized from the Nominating Procedures:

  whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

  whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

  whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

  whether the interplay of the candidate's knowledge, expertise, skills and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company; and

  whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

Based on its assessment of a candidate's qualifications, the independent directors make recommendations to the board of directors regarding potential director candidates.

Shareholders who wish to propose a nominee for director at the 2006 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in the second paragraph under "Shareholder Proposals for 2006 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (1) the name and address of the shareholder who is making the nomination; (2) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined under the rules and regulations of the SEC and the Nasdaq Stock Market and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined by the rules and regulations of the SEC; and (7) the candidate's consent to serve as a director of the Company if elected.

Compensation of Directors

Pursuant to a five-year employment agreement with the Company, effective January 1, 2002, Mr. Warshaw receives $25,000 per year for serving as Chairman of the Board, and an annual award under the Equity Plan (which is described below under "Executive Compensation") of ten-year options to purchase 25,000 Common Shares with an exercise price equal to the average of the high and low prices of the shares on the date of grant and which vest in three equal annual installments. Mr. Warshaw also receives a car allowance of $17,000, payment of health insurance premiums ($16,635 in 2004) and, as is the case with all directors, reimbursement of expenses incurred in connection with fulfilling his duties. In the event that Mr. Warshaw terminates his position with the company after a change in control of the company, Mr. Warshaw would be entitled to receive $25,000. For this purpose, "change in control" has a meaning similar to that described below.

In addition, pursuant to arrangements approved by the Compensation Committee in 2004, Mr. Warshaw also receives, effective July 1, 2004, annual consulting fees of $30,000 and, effective January 1, 2004, a $1,500 fee for each meeting of the board he attends.

Mr. Fluxman receives no compensation for serving on the board.

Each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") receives an annual retainer payment of $20,000. In addition, Messrs. Preston and Mariner, as respective Chairman of the Audit and Compensation Committees of the board, each receives an additional $5,000 and $10,000 annual retainer, respectively. Each Non-Employee Director and Ms. Warshaw also receive $1,000 for each meeting of the board of directors attended and $700 for each committee meeting attended, except for the Chairman of each committee, who receives $900 for each committee meeting attended. In addition, each Non-Employee Director receives, under the Company's Non-Employee Directors' Share Option Plan (the "Directors' Plan"), an annual award of ten-year options to purchase 3,000 Common Shares with an exercise price per share equal to the closing price of the Common Shares on the date of grant. Ms. Warshaw receives a similar award under the Equity Plan. In addition, Messrs. Preston and Mariner, as respective Chairman of each board committee, each receives an additional annual award of options to purchase 1,000 Common Shares with the same terms. These options become exercisable commencing on the first anniversary of the date of grant, except that, in the event of a change in control of the Company, the options are immediately exercisable. The Directors' Plan defines a "change in control" as including, among other things, (i) any change of control required to be reported on Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the acquisition of more than 20% of the Company's outstanding voting securities by a person or group without the prior approval of the Company's board of directors, (iii) during any period of 24 consecutive months, individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 2/3% of such directors, or directors previously so elected or nominated, ceasing for any reason to constitute a majority of the board or (iv) the solicitation of proxies by any person or group owning 20% or more of the Company's outstanding voting securities.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, Steven J. Preston, Chairman, David S. Harris and Jonathan D. Mariner. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined by National Association of Securities Dealers' listing standards. The board has determined that each member of the committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

The board of directors has adopted a charter for the Audit Committee. The charter specifies the scope of the Audit Committee's responsibilities.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors, Ernst & Young, the Company's audited consolidated financial statements for the fiscal year ending December 31, 2004. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit

Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) on (i) that firm's independence as required by the Independence Standards Board and (ii) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Members of the Audit Committee:

Steven J. Preston, Chairman
David S. Harris
Jonathan D. Mariner

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, above, the Compensation Committee Report, below, and the Performance Graph that follows that report, shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young for fiscal years 2004 and 2003:

	2004	2003
Audit Fees	$1,303,300	$354,000
Audit-Related Fees	15,000	-
Tax Fees	5,000	3,000
All Other Fees	-	-
Total	$1,323,000	$357,000

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2004, a significant portion of the services included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and, for 2003, preparation of an annual "management letter" on internal control matters.

Audit-Related Fees. These fees were for advisory services relating to agreed upon procedures relating to a resort spa.

Tax Fees. These fees were for tax advice and preparation of certain tax forms and tax returns.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has developed policies and procedures requiring its pre-approval of all audit and permitted non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for a period of one year and is subject to a specified cap on professional fees for the services involved.

The Audit Committee has delegated to its Chairman the authority to pre-approve services up to a specified fee limit to be rendered by Ernst & Young and requires that the Chairman report to the Audit Committee any pre-approval decisions made by him at the next scheduled meeting of the Audit Committee. In connection with making any pre-approval decision, the Audit Committee and the Chairman must consider whether the provision of such permitted non-audit services by Ernst & Young is consistent with maintaining Ernst & Young's status as the Company's independent auditors.

All services performed by Ernst & Young for the Company for 2004 were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities paid to, or earned by, the Chief Executive Officer of the Company and the four other highest paid executive officers (the "Named Executive Officers") with respect to the fiscal years ended December 31, 2004, 2003 and 2002.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation ($)(1)	Restricted Share Awards(2)	Securities Underlying Options (#)		All Other Compensation

Leonard I. Fluxman	2004	$439,296	$675,654	─	$290,535	40,500	$	─
President and Chief	2003	399,360	505,867	─		51,500		─
Executive Officer	2002	390,000	254,788	─		75,023		─

Sean C. Harrington	2004	306,750	220,084	─	178,855	5,500		15,338(4)
Managing Director of	2003	263,791	173,139	─		10,000		13,190(4)
Elemis Limited (3)	2002	219,467	109,734	─		33,214		10,973(4)

Robert C. Boehm	2004	242,666	186,615	─	249,030	11,500		─
Senior Vice President and	2003	233,333	147,781	─		25,500		─
General Counsel (5)	2002	69,781	20,672	─		84,132

Glenn Fusfield	2004	239,616	151,953	─	249,030	11,500		─
Chief Operating Officer	2003	230,400	145,923	─		20,500		─
	2002	225,000	73,496	─		32,462		─

Stephen Lazarus	2004	202,800	155,957	─	249,030	11,500		─
Senior Vice President and	2003	87,555	55,453	─		45,500		─
Chief Financial Officer (6)

________________

(1) No other annual compensation for the Named Executive Officers is reflected because the aggregate values of the perquisites and other personal benefits received by each of the Named Executive Officers for the indicated years were less than the required threshold for disclosure (the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer).

(2) The amounts shown in this column represent the dollar value of the grants of restricted Common Shares based on the value of the Common Shares on the grant date, December 6, 2004. The restricted share grants were all made under the Equity Plan and provide for vesting in equal installments on each of the first three anniversaries of the date of grant (the only condition to vesting is the passage of time). The Named Executive Officers have no voting, dividend or other shareholder rights with respect to the restricted shares until they vest. The number and value of these restricted shares as of December 31, 2004 with respect to each of the Named Executive Officers was: Mr. Fluxman - 10,500 shares with a value of $313,740, Mr. Harrington - 6,500 shares with a value of $194,220 and each of Messrs. Boehm, Fusfield and Lazarus - 9,000 shares with a value of $268,920.

(3) Mr. Harrington's compensation was paid in British Pounds. All such amounts are presented in U.S. Dollars based on the average exchange rate for the year presented.

(4) Consists of Company contributions to a private pension arrangement maintained on behalf of Mr. Harrington.

(5) Mr. Boehm commenced his employment with the Company in September 2002.

(6) Mr. Lazarus commenced his employment with the Company in July 2003.

Option Grants in 2004

The following table sets forth information regarding grants of options to purchase Common Shares during fiscal year 2004 to each of the Named Executive Officers. No share appreciation rights were granted during 2004.

Common Share Option Grants in Last Fiscal Year

	Individual Grants (1)

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2004 (%)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (2)
Leonard Fluxman	40,500	26.41%	$27.67	12/05/14	$523,244
Sean C. Harrington	5,500	3.59	27.67	12/05/14	71,055
Robert C. Boehm	11,500	7.50	27.67	12/05/14	148,570
Glenn Fusfield	11,500	7.50	27.67	12/05/14	148,570
Stephen Lazarus	11,500	7.50	27.67	12/05/14	148,570

________________

(1) The options were granted pursuant to the Equity Plan. See "Executive Compensation - 2004 Equity Incentive Plan." All of the options vest and become exercisable in equal amounts over three years and have terms of ten years.

(2) Based on the Black-Scholes option pricing model adopted for use in valuing executive stock options using the following assumptions: (i) expected volatility of 55.4%, (ii) risk-free rate of return of 4.0%, (iii) dividend yield of 0.0 and (iv) exercise term of 4 years. The actual value, if any, an executive officer may realize will depend on the excess of the share price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model.

Aggregate Option Exercises in 2004 and Year-End 2004 Option Values

The following table sets forth information regarding option exercises and the number and year-end value of unexercised options to purchase Common Shares held at December 31, 2004 by each of the Named Executive Officers.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-The-Money Options at FY-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Leonard Fluxman	566,669	$5,674,331	703,777/99,508	$6,506,988/1,042,599
Sean C. Harrington	94,281	752,094	68,830/23,237	476,890/302,516
Robert C. Boehm	35,000	337,869	29,587/56,544	497,930/780,598
Glenn Fusfield	49,154	424,052	71,585/35,987	935,301/421,411
Stephen Lazarus	8,334	58,826	6,834/41,832	107,205/463,535

______________

(1) The amounts set forth represent the difference between the $29.88 per share closing price at December 31, 2004 of the Common Shares issuable upon exercise of the options and the exercise price of the options, multiplied by the applicable number of shares issuable upon exercise of the options.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers, as described below. All of these agreements provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave the Company's employ; and (iii) the continuation of compensation payments to a disabled executive officer until such officer has been unable to perform the services required of him or her for an aggregate of six months in any 12 month period (180 consecutive days in Mr. Fluxman's agreement), an automobile allowance, payments to be used for the purchase of a disability insurance policy, payments upon death or disability, 401(k) (at times when permitted under the Company's plan), or United Kingdom pension, plan payments, as the case may be, and health insurance. The budgets containing targeted earnings levels on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. The agreements provide, or amendments have been approved to provide, as the case may be, for possible adjustments to the budgets on which bonuses are based in the event of certain adverse changes to the business of the Company resulting from extraordinary events not reasonably anticipated by management. For each of the executive officers, the base salary under these agreements, generally, has been increased by the Compensation Committee as of each first of January during the terms thereof. The Named Executive Officers and their immediate families are also entitled to receive complimentary services at facilities of the Company.

Leonard Fluxman. In December 2000, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2001, the effective date of Mr. Fluxman's becoming President and Chief Executive Officer of the Company. The agreement contained increases in Mr. Fluxman's base salary and potential bonuses as well as increased benefits compared to his prior employment agreement, which was to expire on December 31, 2000. The agreement, as amended, provides for an annual base salary of not less than $399,360 per year. In addition, Mr. Fluxman is entitled to receive a bonus of 50% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings.

The agreement also provided for a grant, in December 2000, to Mr. Fluxman of ten-year options to purchase 387,860 Common Shares, which options vest equally over three years (except as described below) and have an exercise price equal to the market price of the Common Shares on the date of grant ($13.69 per Common Share). Those options vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause, (iv) Mr. Fluxman's termination of his employment for Good Reason (as defined below) and (v) upon a change of control. The agreement also gives Mr. Fluxman the right, in specified circumstances, to require the Company to file with the SEC a registration statement covering the sale of any shares purchased pursuant to any options granted on or after the date of the agreement.

In the event that the Company terminates Mr. Fluxman's agreement without cause or Mr. Fluxman terminates the agreement after certain adverse actions by the Company or within one year after a change in control of the Company (such reasons for termination by Mr. Fluxman are referred to hereinafter as "Good Reason"), Mr. Fluxman will be entitled to receive from the Company an amount equal to the total of (i) the then base salary with respect to a period equal to the longer of 12 months or the remainder of the term of the agreement, (ii) any incentive bonus then payable but unpaid and (iii) an amount equal to a deemed average bonus (which is based on the actual bonus paid to Mr. Fluxman for the then preceding three years) for each full year during the remainder of the term of the agreement and a ratable portion thereof for any partial year (as applicable to each Named Executive Officer, an "Average Bonus"). Alternatively, in the event of a change in control, if an amount equal to 2.99 times Mr. Fluxman's "base amount," within the meaning of the Internal Revenue Code (the "Code"), is greater than the sum of the foregoing amounts, Mr. Fluxman would be entitled to receive such greater amount.

For the foregoing purposes, a "change in control" is deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation; (ii) any transaction occurs as a result of which a change in control would be required to be reported on Form 8-K under the Exchange Act; (iii) the acquisition of 20% or more of the Company's outstanding voting securities by a person or group; (iv) the acquisition of the right to vote for the election of directors or for any other matter of more than 20% of the Company's outstanding securities; (v) during any period of 24 consecutive months (the "24 Month Period"), individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 2/3% of such directors or directors previously so elected or nominated, cease for any reason to constitute at least 50% of the board of directors of the Company; or (vi) any person or group owning 20% or more of the Company's outstanding voting securities commences soliciting proxies.

In addition, the agreement provides that if Mr. Fluxman is required to pay, on or following a change of control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

The Company has also entered into a deferred compensation agreement with Mr. Fluxman, pursuant to which Mr. Fluxman may elect to defer annually a designated amount of his cash compensation. Such designated amounts are held in an account maintained by the Company, which would include earnings, if any, realized with respect to the funds in such account. All amounts in such account are the property of the Company until distributed to Mr. Fluxman upon the termination of his employment. Under an agreement between Mr. Fluxman and the Company, such amounts are invested pursuant to a life insurance policy for the benefit of Mr. Fluxman under which the Company is entitled to receive an amount equal to the total of such investments from Mr. Fluxman or out of the insurance policy's death benefit proceeds.

In the event that Mr. Fluxman's employment with the Company is not renewed after completion of the term of the employment agreement on terms no less favorable to Mr. Fluxman than the terms of the agreement, Mr. Fluxman would be entitled to receive an amount equal to twice his then base salary.

Sean C. Harrington. The Company entered into a five-year employment agreement, effective January 1, 2002, with Sean C. Harrington, Managing Director of Elemis Limited, a United Kingdom subsidiary of the Company which arranges for the production, packaging and supply of the Company's products ("Elemis"). The employment agreement provides for an annual base salary of not less than $303,623. Mr. Harrington is also entitled to receive a bonus of 25% of his then base salary based on the attainment by the Company and Elemis of 75% of the budgeted net earnings levels for the year in question and additional bonuses based on those entities exceeding that 75% threshold, including exceeding their budgeted net earnings. In addition, Mr. Harrington receives from the Company payments into a pension plan maintained on his behalf in an amount up to five percent of his base salary. Mr. Harrington is paid in British Pounds. The U.S. Dollar amount referenced above is based on the British Pound to the U.S. Dollar exchange rate on April 15, 2005.

In the event of the termination of the employment of Mr. Harrington other than for cause, Mr. Harrington would be entitled to receive an amount equal to the sum of his then base salary, any bonus to which he would have been otherwise entitled for the year during which such termination occurred, prorated to the date of such termination, an Average Bonus and the continuation of health insurance benefits for one year.

In the event of a change in control of the Company, Mr. Harrington may terminate his agreement and be entitled to receive (i) an amount equal to the greater of (A) his then base salary for the remainder of the term of the agreement and (B) twice his then base salary, (ii) any bonus to which Mr. Harrington would have been entitled for the year in which that termination occurred, prorated to the date of termination and (iii) an amount equal to the Average Bonus. For such purposes, a "change in control" has the same meaning as described above for Mr. Fluxman, except that the 24 Month Period is a 12 month period in Mr. Harrington's agreement.

Robert C. Boehm. The Company entered into an employment agreement, effective September 23, 2002, with Robert C. Boehm, Senior Vice President and General Counsel of the Company. That agreement terminates on December 31, 2007. Under his agreement, Mr. Boehm is entitled to receive an annual base salary of not less than $233,333. In addition, Mr. Boehm is entitled to receive a bonus of 25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings. In the event that Mr. Boehm's agreement with the Company is terminated other than for cause by the Company or by Mr. Boehm for cause, he would be entitled to receive an amount equal to his then base salary for the remainder of the agreement (or, in the case of termination without cause by the Company, one year, if greater) and an amount equal to the Average Bonus.

In the event that Mr. Boehm's employment agreement is not renewed upon the termination thereof for a period of at least one year on terms no less favorable to him, he would be entitled to receive an amount equal to his then base salary.

In the event of a change in control of the Company, Mr. Boehm would be entitled to terminate his agreement with the Company and receive from the Company an amount equal to (i) the greater of (A) his then base salary for the remaining term and (B) twice his then base salary and (ii) an amount equal to the Average Bonus. For such purposes, a "change in control" has the same meaning as in Mr. Fluxman's employment agreement.

Glenn Fusfield. In February 2004, the Company entered into a three-year employment agreement with Glenn Fusfield, Chief Operating Officer of the Company, effective January 1, 2004. That agreement replaced his original employment agreement, which expired on December 31, 2004. Under his agreement, Mr. Fusfield is entitled to receive an annual salary of not less than $239,616 and a bonus comprised of four components. Under the first component, Mr. Fusfield is entitled to receive a bonus of 3.75% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding its budgeted net earnings. Under the second component, Mr. Fusfield is entitled to receive a bonus equal to 13.75% of his then base salary based on the attainment of 75% of the budgeted income from operations of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 75% threshold, including its exceeding the budgeted income from operations. Under the third component, Mr. Fusfield is entitled to receive an amount equal to 2.5% of his then base salary upon the attainment of each of five management business objectives for the year in question established for him by the President of the Company. Under the fourth component, Mr. Fusfield is entitled to receive a bonus of 1.25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company's Coral Gables day spa for the year in question and additional bonuses based on that day spa's exceeding that 75% threshold, including exceeding its budgeted net earnings.

In the event that Mr. Fusfield's employment with the Company is terminated other than for cause by the Company or by Mr. Fusfield for cause, he would be entitled to receive an amount equal to up to two times his then base salary (depending on how much time then remained under the agreement) and health insurance benefits for one year. In the event that Mr. Fusfield's employment agreement is not renewed upon the termination thereof for a period of at least one year on terms no less favorable to him, he would be entitled to receive an amount equal to his then base salary.

In the event of a change of control of the Company, Mr. Fusfield would be entitled to terminate his employment with the Company and receive from the Company an amount equal the greater of his then base salary for the remaining term and twice his then base salary and an amount equal to a deemed average bonus (which is based on the actual bonus paid to Mr. Fusfield for the then preceding three years) for each full year during the remainder of the term of the agreement. For such purposes, a "change in control" has the same meaning as in Mr. Fluxman's employment agreement.

Stephen Lazarus. The Company entered into a three year employment agreement, effective July 28, 2003, with Stephen Lazarus, Senior Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $195,000. In addition, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary based on the attainment of 75% of the budgeted net earnings of the Company for the year in question and additional bonuses based on the Company's exceeding that 75% threshold, including exceeding the budgeted net earnings of the Company. In the event of the termination of the employment of Mr. Lazarus other than for cause, or by Mr. Lazarus in the event of a material breach by the Company of the agreement, he would be entitled to receive an amount equal to his then base salary. In the event of the termination of employment by Mr. Lazarus after a change in control of the Company, he would be entitled to receive an amount equal to the greater of twice his then base salary and an amount equal to his base salary for the then remaining term of the agreement.

2004 Equity Incentive Plan

Under the Equity Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long term incentives, including non-qualified share options, incentive share options, restricted and unrestricted shares, share appreciation rights, exercise payment rights and performance share awards. The Equity Plan is administered by the Compensation Committee of the board of directors. Under the Equity Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when any options will become exercisable or restrictions on shares will lapse and, subject to certain conditions, the price and duration of options.

The Equity Plan became effective in June 2004 upon its approval by the Company's shareholders. The Equity Plan replaced the Company's 1996 Option Plan under which approximately 4,775,000 of the 5,000,000 Common Shares reserved for issuance thereunder were issued. Under that prior plan, the only awards that were granted were non-qualified share options and incentive share options. The 1996 Option Plan continues in effect solely with respect to the share options issued under that plan.

Equity awards granted under the Equity Plan may vest in specified installments. The term of any option may not exceed ten years from the date of grant. Payment of the exercise price of options may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Equity Plan provides that in the event of a change in control (which has a similar meaning as under the Directors' Plan, described above) of the Company, all share options granted under the Equity Plan will automatically become fully exercisable.

Under the Equity Plan, in 2004, as part of the annual equity grant to officers and certain other employees of the Company, the Compensation Committee awarded, for the first time, restricted shares to Company personnel. The restrictions on those shares lapse as to one-third of the shares on each of the first three anniversary dates of the date of grant. Holders of those restricted shares do not have voting, dividend or other rights of shareholders as to any shares until the restrictions lapse with respect to those shares. Share options were also awarded under the Equity Plan in 2004.

A total of 1,500,000 Common Shares have been reserved for issuance under the Equity Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Equity Plan, after which awards may not be made thereunder, is June 16, 2014. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Equity Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without the recipient's consent.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the board of directors is composed of three independent directors: Messrs. Harris, Mariner and Preston.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the board of directors is responsible for approving the compensation of the Company's executive officers and for setting the policies relating to that compensation.

Compensation Philosophy. The Compensation Committee believes that the Company's goal of maximizing shareholder value is dependent to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages, including competitive salaries. The Compensation Committee also believes that shareholder value is further enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the Company's executive officers promote such an alignment of interests by offering (i) compensation in the form of bonuses tied to specified Company performance criteria and (ii) the opportunity to receive Common Shares and/or options to purchase Common Shares, under the Equity Plan.

Components of Compensation. The Company's compensation program for its executive officers is designed to attract, motivate, reward and retain personnel capable of making significant contributions to the long-term success of the Company. The program consists of four components - salary, bonuses, awards under the Equity Plan (and, until June 2004, awards under the predecessor plan (the 1996 Option Plan)) and various employee benefits (including automobile allowances as well as medical and disability insurance and 401(k) plan benefits and analogous benefits to certain executive officers outside the United States). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

The compensation payable to the executive officers of the Company is based, generally, on the Company's employment agreements with its executive officers which, with respect to the Named Executive Officers, are described above under "Executive Compensation - Employment Agreements." Executive officers have received increases in base salary annually to reflect, generally, cost of living increases and, in certain cases, additional amounts.

In determining amounts of compensation, the Compensation Committee has considered compensation practices of other publicly traded entities and the advice of independent compensation consultants. Those sources, as well as recommendations from the Chairman of the Board and the President and Chief Executive Officer of the Company, and internally generated information, are evaluated by the Compensation Committee in establishing and approving executive compensation. The Compensation Committee strives to strike an appropriate balance between base salary (attracting and retaining qualified personnel), bonuses (rewarding achievement of short-term critical objectives) and equity awards (directly aligning long term incentives with results for shareholders). The Compensation Committee believes that these three components help to maximize shareholder value by attracting qualified personnel to the Company, and motivating executive officers to achieve the short-term, and long-term, goals of the Company.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the annual corporate federal tax deduction for compensation paid to the Named Executive Officers to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. The Committee does not believe that this limitation will materially affect the Company primarily due to there being only one officer the deductibility of whose compensation would, presently, and for the foreseeable future, be subject to this limitation because the Company believes that a significant portion of its income is not subject to U.S. income taxation and, therefore, a significant portion of the Company's senior officers' compensation will be allocable to income not subject to U.S. income tax.

Annual Base Salary. For 2004, increases in base salary for the Named Executive Officers other than the President and Chief Executive Officer (discussed below) were intended generally to reflect cost of living increases.

Annual Bonuses. In general, for 2004, executive officers' annual bonuses were based, pursuant to their respective employment agreements, on attainment by the Company and/or (in the case of certain senior officers of subsidiaries of the Company) subsidiaries of the Company of budgeted levels of net annual earnings, which net earnings levels are required to be approved by the Compensation Committee. Generally, for executive officers of the Company, 75% of specified budgeted net earnings levels in question must be attained for any bonus to be payable. If that level is exceeded, the bonus is increased proportionately. Where the targeted earnings levels are exceeded by more than 25%, the rate of bonus payments decreases as net earnings increase above that level.

In 2004, the Named Executive Officers received bonuses under their respective employment agreements in excess of those received for 2003 because base salaries (by reference to which bonuses are calculated) were higher than in 2003 and because the Company exceeded budgeted targets under the applicable employment agreements to a greater extent than it had in 2003. For 2004, the budgeted targets represented an increase in the Company's budgeted targets from 2003.

Long-Term Incentive Compensation. The Equity Plan was adopted in June 2004 to replace the 1996 Option Plan, which was similar in most respects to the Equity Plan, but as to which the shares available for grants thereunder had been almost exhausted. The terms of the new Equity Plan are discussed above. The Compensation Committee makes annual grants of share options and, beginning in 2004, grants of restricted shares (the combined number of share options and restricted shares granted to executive officers, in general, approximated the number of share options granted in 2003) under the Equity Plan to executive officers (and other employees) in amounts that recognize the relative importance that the position of the grantee contributes to the Company, as determined by the Compensation Committee after advice from an outside consultant, with the intention of providing additional incentives directly linked to the performance of the Company as reflected in its share price. In addition, under the Equity Plan, the Compensation Committee may award to executive officers and other employees of the Company other forms of long-term incentives upon such terms and conditions as the Compensation Committee may determine. In addition to the annual equity grants to executive officers and certain other employees, the Compensation Committee's policy is to make one-time grants to executive officers upon the commencement of employment with the Company or otherwise upon an increase in responsibility.

Compensation of the Chief Executive Officer. In connection with Mr. Fluxman becoming President and Chief Executive Officer of the Company, in December 2000 (effective January 1, 2001), Mr. Fluxman and the Company entered into the employment agreement described above. That agreement included increases in Mr. Fluxman's base salary and potential bonuses as well as other increased benefits compared to his prior employment agreement. In addition, in connection with that employment agreement, Mr. Fluxman was awarded, in December 2000, ten-year options to purchase 387,860 of the Common Shares at a price of $13.69 per share (the share price on the date of grant). That award was in addition to the regular annual option award which Mr. Fluxman also received in December 2000, and was intended to increase Mr. Fluxman's ownership interest in the Company to correspond with his position and increased responsibilities as Chief Executive Officer.

For 2004, Mr. Fluxman received an increase in base salary of ten percent, which was part of a two step program (another ten percent increase is effective for 2005) which was intended to bring that base salary in line with that of chief executive officers of comparable sized companies based on a report prepared by an independent consultant retained by the Company.

As in the case of the other executive officers, Mr. Fluxman's bonuses are tied to the Company's performance. In Mr. Fluxman's case, bonuses are based on the Company's annual net earnings compared to annual budgeted net earnings targets. For 2004, Mr. Fluxman received a substantially greater bonus under his employment agreement than he received for 2003, due primarily to the Company's stronger results for 2004 compared to 2003 as well to the ten percent increase in Mr. Fluxman's 2004 base salary (by reference to which his bonus is calculated).

In 2004, the Compensation Committee granted to Mr. Fluxman, as part of its annual grant of equity to executive officers and certain other employees of the Company, a grant of 40,500 ten-year options, which vest equally over three years and which have an exercise price equal to the then current market price, and 10,500 restricted shares which vest equally over three years (the only condition to vesting is the passage of time) and which have no voting, dividend or other shareholder rights until they vest. In determining the amounts of the grants of options and restricted shares to Mr. Fluxman, the Compensation Committee applied the approach described above for executive officers and other employees.

Members of the Compensation Committee:

Jonathan D. Mariner, Chairman
David S. Harris
Steven J. Preston

Performance Graph

The following graph compares the change in the cumulative total shareholder return on the Common Shares against the cumulative total return (assuming reinvestment of dividends) of the Nasdaq Composite® (U.S. and Foreign) Index, the Dow Jones U.S. Recreational Products and Services Index ("DJREQ") and the Dow Jones U.S. Travel and Leisure Index ("DJTravLeis") for the period beginning December 31, 1999, and ending December 31, 2004 (December 17, 2004 for the DJREQ Index). The DJREQ Index was discontinued as of December 17, 2004 and reconstituted as separate services and products indices, respectively, so the DJTravLeis Index has been added to the performance graph this year. That Index includes certain companies included in the former DJREQ Index, but is a broader index and includes additional travel and leisure companies.

The Company has not paid dividends on its Common Shares. The graph assumes that $100.00 was invested on December 31, 1999 in the Common Shares at a per share price of $16.69, the closing price on that date, and in each of the comparative indices. The share price performance on the following graph is not necessarily indicative of future share price performance.

COMPARISON OF CUMULATIVE RETURN
Steiner Leisure Limited
NASDAQ Stock Market U.S. and Foreign Index
DJREQ Index
DJTravLeis Index
DOLLARS
200
180
160
140
120
100
80
60
40
20
0
12/31/99
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04

	Steiner Leisure Limited	NASDAQ Stock Market U.S. and Foreign Index	DJREQ Index	DJTravLeis Index
12/31/99	100	100	100	100
12/31/00	84	61	83	112
12/31/01	127	48	76	101
12/31/02	84	33	70	82
12/31/03	86	49	83	117
12/31/04	179	53	109	151

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 15, 2005, regarding the beneficial ownership of the Common Shares of (i) each director and each Named Executive Officer of the Company, (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and Named Executive Officers of the Company is the address of the Company's administrative affiliate, Steiner Management Services LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Clive E. Warshaw	1,527,612(1)	8.40%
Leonard Fluxman	575,444(2)	3.14
Sean C. Harrington	30,135(3)	*
Robert C. Boehm	24,662(4)	*
Glenn Fusfield	1(3)	*
Stephen Lazarus	--	--
Michèle Steiner Warshaw	59,745(5)	*
Charles D. Finkelstein	9,326(6)	*
David S. Harris	--	--
Jonathan D. Mariner	15,313(3)	*
Steven J. Preston	11,063(3)	*
Directors and executive officers as a group (16 persons)	2,467,793(7)	12.91
FMR Corp. 82 Devonshire St., Boston, MA 02109	2,393,530(8)	13.29
Dalton, Greiner, Hartman, Maher & Co. 565 Fifth Ave., Ste. 2101, New York, NY 10017	1,317,358(9)	7.31
Delta Partners LLC Charles Jobson, Christopher Argyrople One Financial Center, Ste. 1600, Boston MA 02111	955,013(10)	5.30
Franklin Resources, Inc. One Franklin Parkway, Bldg. 920, San Mateo, CA 94403	930,750(11)	5.17

________________

   * Less than one percent

(1) Includes 167,366 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 15, 2005 (hereinafter, "currently exercisable"). Does not include 59,745 shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 570,444 shares issuable upon exercise of currently exercisable options.

(3) Represents shares issuable upon exercise of currently exercisable options.

(4) Includes 24,587 shares issuable upon exercise of currently exercisable options.

(5) Represents shares issuable upon exercise of currently exercisable options. Does not include 1,527,612 shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(6) Includes 9,226 shares issuable upon exercise of currently exercisable options.

(7) Includes 1,102,372 shares issuable upon exercise of currently exercisable options.

(8) According to a Schedule 13G dated February 14, 2005 filed by FMR Corp. ("FMR"), FMR has sole voting power with respect to 3,000 shares and sole dispositive power with respect to 2, 393,530 shares.

(9) According to a Schedule 13G dated February 10, 2005 filed by Dalton, Greiner, Hartman, Maher & Co. ("Dalton"), Dalton has sole voting power with respect to 1,098,581 shares and sole dispositive power with respect to 1,317,358 shares.

(10) According to a Schedule 13G dated February 10, 2005 filed by the indicated reporting persons, (i) Delta Partners LLC ("Delta") has shared voting and dispositive power with respect to 943,413 shares; (ii) Charles Jobson ("Jobson") has sole voting power with respect to 500 shares, shared voting power with respect to 954,513 shares, sole dispositive power with respect to 500 shares and shared dispositive power with respect to 954,513 shares; and (iii) Christopher Argyrople ("Argyrople") has shared voting and dispositive power with respect to 954,513 shares. The Schedule 13G also indicates that (i) shares reported for Delta, Jobson and Argyrople include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited and Prism Partners QP, LP and (ii) shares reported for Jobson and Argyrople also include shares beneficially owned by Tetra Capital Partners, L.P., Tetra Offshore Fund, Ltd. and Concentric Partners, LP.

(11) According to a Schedule 13G dated February 11, 2005 filed by Franklin Resources, Inc., (i) Franklin Templeton Investments Corporation has sole voting and sole dispositive power with respect to 433,100 shares, (ii) Templeton Investment Counsel, LLC has sole voting power with respect to 306,090 shares and sole dispositive power with respect to 322,950 shares, and (iii) Franklin Templeton Investment Management Limited has sole voting and sole dispositive power with respect to 174,700 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2004, other than inadvertent late filings of Form 4 with respect to the (i) May 2004 option exercise and sale of shares by Michèle Steiner Warshaw (and late filing for Clive Warshaw for this transaction - indirect ownership), (ii) May 2004 option exercise and sale of shares by Jeff Matthews, (iii) July 2004 sales of shares by Clive Warshaw (and late filing for Michèle Steiner Warshaw for this transaction - indirect ownership), (iv) transactions involving option exercises and sales of shares by Clive E. Warshaw on two dates in November 2004 (and late filings for Michèle Steiner Warshaw for these transactions - indirect ownership), (v) November 2004 option grant to Clive E. Warshaw (and late filing for Michèle Steiner Warshaw for this transaction - indirect ownership) and (vi) December 2004 grant of options and restricted shares to Jeff Matthews.

CERTAIN TRANSACTIONS

United Kingdom Lease

Effective June 24, 2000, the Company's Elemis subsidiary entered into a 20-year lease with Harrow Weald Limited ("HWL") whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. In addition to other obligations of Elemis under the Lease, rent payments totaled $146,584 for 2004, based on the average British Pound to U.S. Dollar exchange rate in effect for that year. For 2005, the total rent will be $150,560, subject to adjustment in June 2005, based on the British Pound to U.S. Dollar exchange rate in effect on April 15, 2005. The annual rent is subject to increase after the fifth, tenth and 15th years of the lease term based on market conditions. As required by the Lease, the rental rate will be adjusted as of June 2005 pursuant to a procedure approved by the Audit Committee. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Share Purchase from Clive E. Warshaw

On March 15, 2005, the Company purchased 420,000 Common Shares from Mr. Warshaw, as part of its Common Share repurchase plan, for a total of $15,023,400. The purchase price of $35.77 per share was negotiated by Mr. Warshaw and the Company and represented a discount of $0.10 per share from the closing price of the Common Shares on the day preceding the transaction. This transaction was approved by the Audit Committee.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. For 2004, pursuant to a three-year employment agreement with Training, effective January 1, 2002, Mr. Schaverien received a salary of approximately $154,422, a bonus of approximately $42,074 and other benefits with an aggregate value of approximately $32,432. In December 2004, Mr. Schaverien was granted, as part of the annual grant of equity awards to the Company's officers and certain other employees under the Equity Plan, (i) ten-year options to purchase 5,500 of the Common Shares at an exercise price of $26.50 per share and which vest equally over three years and (ii) 4,500 restricted Common Shares which vest equally over three years (the only condition to vesting is the passage of time) and which have no voting, dividend or other shareholder rights until they vest.

The Company has agreed to the general terms of a five-year employment agreement for Mr. Schaverien, effective January 1, 2005, under which he would receive a base salary of no less than $188,200, a bonus based on the performance of the Company's Maritime Division and the Company as a whole and the meeting of certain annually-specified business objectives, and a car allowance and certain other benefits with an aggregate value of no less than what he received for 2004. It is anticipated that other provisions of the employment agreement will be similar to those of Mr. Harrington, described above.

The compensation amounts for 2004 are based on the average British Pound to U.S. Dollar exchange rate for 2004. The compensation amount for 2005 is based on the British Pound to U.S. Dollar exchange rate on April 15, 2005. The compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Audit Committee and Compensation Committee.

Compensation of Patty Fluxman

Patty Fluxman, the wife of Leonard Fluxman, President and Chief Executive Officer of the Company, serves as the Director of Corporate Human Resources for the Company's Steiner Management Services LLC subsidiary and is paid on an hourly basis. For 2004, Ms. Fluxman received compensation at the rate of $36.06 per hour based on an annualized compensation of $75,000. Her salary for 2004 was $75,371, and she received a bonus of $9,000. In December 2004, Ms. Fluxman was granted, as part of the annual grant of equity awards to the Company's officers and certain other employees under the Equity Plan, (i) ten-year options to purchase 1,000 of the Common Shares at an exercise price of $26.50 per share and which will vest equally over three years and (ii) 2,000 restricted Common Shares which vest equally over three years (the only condition to vesting is the passage of time) and which have no voting, dividend or other shareholder rights until they vest.

For 2005, Ms. Fluxman is being paid at an hourly rate of $43.27, which is based on annualized compensation of $90,000. Ms. Fluxman's salary and bonus are recommended by Stephen Lazarus, Senior Vice President and Chief Financial Officer of the Company, and are subject to approval by the Audit Committee.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary ("Cosmetics"). That subsidiary owns the rights to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with Cosmetics, effective January 1, 2002, Ms. Warshaw received a salary of $50,000 and a car allowance of $10,000 in 2004 and will receive the same amounts for 2005. Ms. Warshaw also receives compensation as a director of the Company, as described above.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2005, subject to ratification by the shareholders. Ernst & Young was engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described elsewhere in this Proxy Statement.

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2005 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders might have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2005 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2006 annual meeting of shareholders must be received by the Company on or before January 6, 2006. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 16, 2006 and April 2, 2006. If the annual meeting is to be held more than 30 days before, or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the 10th day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of shares beneficially owned by the shareholder and the names of any other beneficial owners of such shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs. Under householding, each shareholder would continue to receive a separate proxy card or vote instruction card. Certain shareholders whose shares are held in street name and who have consented to householding will receive only one set of our annual meeting materials per household. If a shareholder's household received a single set of our annual meeting materials this year, that shareholder can request to receive additional copies of these materials by calling or writing the shareholder's brokerage firm, bank or other nominee. Shareholders that own their shares in street name, can request householding by calling or writing their brokerage firm, bank or other nominee.

ANNUAL REPORT

A copy of the Company's 2004 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2004) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services LLC, Suite 200, 770 South Dixie Highway, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors
Robert C. Boehm Secretary

May 9, 2005

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 16, 2005

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 22, 2005 at the Annual Meeting of Shareholders to be held on June 16, 2005, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF LEONARD I. FLUXMAN, MICHÈLE STEINER WARSHAW AND STEVEN J. PRESTON AS CLASS III DIRECTORS, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 16, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF LEONARD I. FLUXMAN, MICHÈLE STEINER WARSHAW AND STEVEN J. PRESTON AS CLASS III DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of 3 Class III Directors
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Leonard I. Fluxman
					○	Michèle Steiner Warshaw
					○	Steven J. Preston
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2005 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person